                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT


             Current Report Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 1997
                                                 --------------


                                C.H. Heist Corp.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


   New York                           0-7907                     16-0803301
---------------                    ------------              -------------------
(State or other                    (Commission                 (IRS Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)

810 North Belcher Road, Clearwater, Florida                                33765
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code (813) 461-5656
                                                   --------------


--------------------------------------------------------------------------------
(Former name or former address, if changed since last report)




                                Exhibit Index: 3

Item 2:           Acquisition or Disposition of Assets

         On April 28, 1997, Ablest Service Corp. ("Ablest") a wholly owned subsidiary of C.H. Heist Corp. ("Company"), acquired the technical staffing business Solution Source, Inc., a Georgia corporation, ("Solution Source") pursuant to an Asset Purchase Agreement ("Purchase Agreement"). Ablest intends to combine the Solution Source business with it's recently established Tech Resource division (collectively the "Tech Resource Group"). The Tech Resource Group will continue to operate in the Atlanta, Georgia market.

         Pursuant to the Purchase Agreement, Ablest purchased certain assets, primarily customer and employee lists, of Solution Source for $1.3 million paid in cash at closing and agreed to pay additional contingent consideration not to exceed $1.125 million over the next three years based on the achievement of certain goals for earnings before interest and taxes of the Tech Resource Group for fiscal years 1997, 1998 and 1999. Ablest used funds available to it under its revolving line of credit to fund the $1.3 million paid at closing. The purchase price was determined through negotiations and was assigned primarily to the estimated fair value of the intangible assets acquired.

         The two shareholders of Solution Source and Ablest have entered into three year employment agreements providing for certain base and incentive compensation. Each shareholder of Solution Source has also agreed not to compete with Ablest for five years from the date of closing as well as during the time that he is employed by Ablest.

Item 7:           Financial Statements, Pro Forma Information and Exhibits                    Pages
-------           --------------------------------------------------------                    -----

(a)               Solution Source, Inc. Financial Statements as of and for the year           5 - 10
                  ended December 31, 1996 together with independent auditors'
                  report thereon.

(b)               Pro Forma Financial Information:

                  Unaudited pro forma condensed consolidated balance sheet as of
                  March 30, 1997.                                                                 11

                  Unaudited pro forma condensed consolidated statement of operations
                  for the thirteen week period ended March 30, 1997.                              12

                  Unaudited pro forma condensed consolidated statement of earnings
                  for the year ended December 29, 1996.                                           13

                  Notes to unaudited pro forma condensed consolidated financial
                  statements.                                                                14 - 15

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: July 8, 1997
       ------------



                                             C. H. Heist Corp.
                                             -----------------------------------
                                             (Registrant)





                                             /s/ Mark P. Kashmanian
                                             -----------------------------------
                                             Mark P. Kashmanian
                                             Treasurer, Chief Accounting Officer

                          Independent Auditors' Report





The Board of Directors
Solution Source, Inc.:


We have audited the accompanying balance sheet of Solution Source, Inc. as of December 31, 1996, and the related statement of earnings and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solution Source, Inc. as of December 31, 1996, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.




Buffalo, New York                            KPMG Peat Marwick LLP
May 16, 1997

                              SOLUTION SOURCE, INC.

                                  Balance Sheet

                                December 31, 1996


                     Assets
                     ------

Current assets:
     Cash                                                             $  27,658
     Accounts receivable                                                417,264
     Other                                                                2,000
                                                                      ---------

              Total current assets                                      446,922
                                                                      ---------

Office equipment and furniture                                           50,590
Less:  accumulated depreciation                                          16,317
                                                                      ---------

     Office equipment and furniture, net                                 34,273

Other                                                                        75
                                                                      ---------
                                                                      $ 481,270
                                                                      =========
         Liabilities and Stockholders' Equity
         ------------------------------------

Current liabilities:
     Accrued compensation and related taxes                           $   3,434
     Accounts payable and accrued expenses                                  986
                                                                      ---------

              Total current liabilities                                   4,420
                                                                      ---------

Stockholders' equity:
     Common stock, $1.00 par value, 20,000 shares authorized,
       issued and outstanding                                            20,000
     Receivable from stockholders                                       (19,500)
     Retained earnings                                                  476,350
                                                                      ---------

              Total stockholders' equity                                476,850
                                                                      ---------
Commitments (note 4)                                                  $ 481,270
                                                                      =========




See accompanying notes to financial statements.

                              SOLUTION SOURCE, INC.

                   Statement of Earnings and Retained Earnings

                          Year ended December 31, 1996




Service revenues                                                    $ 3,259,191

Cost of services                                                      2,265,763
                                                                    -----------

              Gross profit                                              993,428

Selling, general and administrative expenses                            515,095
                                                                    -----------

              Net earnings                                              478,333

Retained earnings:
     Beginning of year                                                  248,617
     Dividends paid                                                    (250,600)
                                                                    -----------
     End of year                                                    $   476,350
                                                                    ===========




See accompanying notes to financial statements.

                              SOLUTION SOURCE, INC.

                             Statement of Cash Flows

                          Year ended December 31, 1996



Cash flows from operating activities:
     Net earnings                                                     $ 478,333
     Adjustments to reconcile net earnings to net cash
         provided by operating activities:
              Depreciation                                                8,676
              Changes in operating assets and liabilities:
                  Accounts receivable                                  (173,784)
                  Other                                                  (2,000)
                  Accrued compensation and related taxes                (28,155)
                  Accounts payable and accrued expenses                 (28,732)
                                                                      ---------

                  Net cash provided by operating activities             254,338
                                                                      ---------

Cash flows from investing activities:
     Additions to equipment                                             (15,418)
                                                                      ---------

Cash flows from financing activities:
     Repayment of note payable                                          (10,000)
     Dividends paid                                                    (250,600)
                                                                      ---------

                      Net cash used for financing activities           (260,600)
                                                                      ---------

                      Net decrease in cash                              (21,680)

Cash at beginning of year                                                49,338
                                                                      ---------

Cash at end of year                                                   $  27,658
                                                                      =========




See accompanying notes to financial statements.

                              SOLUTION SOURCE, INC.

                          Notes to Financial Statements

                                December 31, 1996



(1)      Summary of Significant Accounting Policies

         Solution Source, Inc. (the Company) provides temporary data processing, consulting, and placement services primarily in the Atlanta, Georgia regional market. Significant accounting policies of the Company are as follows:

                  (a)      Revenue Recognition

                           Service revenue is recognized as staffing services
                                    are provided. The temporary worker is the Company's employee and all costs of employing the temporary worker are paid by the Company and included in cost of services.

                  (b)      Equipment and Furniture

                           Equipment and furniture are stated at cost.
                                    Depreciation is provided over the estimated useful lives of the respective assets on the straight-line method.

                  (c)      Use of Estimates

                           Management has made a number of estimates and
                                    assumptions in preparing these financial statements to conform with generally accepted accounting principles. Actual results could differ from those estimates.

                  (d)      Income Taxes

                           The Company has elected for Federal and state income
                                    tax purposes to include its taxable income with that of its stockholders (an S Corporation election). Accordingly, the Company makes no provision for income taxes in its financial statements.

(2)      Significant Clients

         The Company's two largest clients accounted for approximately 33% and 15% of the Company's service revenues for 1996.

(3)      Line of Credit

         The Company has a $50,000 bank line of credit with interest determined at the bank's prime rate plus 2%. No amounts were outstanding at December 31, 1996.

(4)      Commitments

         The Company occupies its office facility under a noncancellable operating lease arrangement. Future minimum annual lease payments amount to $65,995 plus a 4% annual increase through December 1999. Expense under this arrangement amounted to $18,792 in 1996.

(5)      Subsequent Event

         On April 28, 1997, the Company and its shareholders sold its business and certain assets to Ablest Service Corp. (Ablest), for $1.3 million in cash at closing, plus related acquisition costs, and agreed to receive additional contingent consideration not to exceed $1.125 million over the next three years based on the achievement of certain goals for earnings before interest and taxes. In connection with that acquisition, the Company's business results will be included with those of Ablest from the date of the acquisition.

                        C.H. HEIST CORP. AND SUBSIDIARIES

                 Pro Forma Condensed Consolidated Balance Sheet
                                 March 30, 1997
                                   (Unaudited)

                                                                           Pro Forma
                                                        C.H. Heist Corp.  Adjustments
                         Assets                         and Subsidiaries    (note 2)        Pro Forma
                         ------                         ----------------  ------------    ------------
Current assets:

    Cash and cash equivalents                             $  1,591,433        (120,000)      1,471,433
    Receivables                                             14,022,563                      14,022,563
    Services in progress                                     1,071,011                       1,071,011
    Income taxes receivable                                    519,937                         519,937
    Parts and supplies                                       1,559,629                       1,559,629
    Prepaid expenses                                         1,243,881                       1,243,881
    Deferred income taxes                                    1,010,219                       1,010,219
                                                          ------------    ------------    ------------
                Total current assets                        21,018,673        (120,000)     20,898,673
                                                          ------------    ------------    ------------

Property, plant and equipment, at cost                      50,835,204          50,000      50,885,204
    Less accumulated depreciation                           33,158,012                      33,158,012
                                                          ------------    ------------    ------------
                Net property, plant and equipment           17,677,192          50,000      17,727,192
                                                          ------------    ------------    ------------
Deferred income taxes                                          139,994                         139,994
Other assets                                                 1,678,668       1,370,000       3,048,668
                                                          ------------    ------------    ------------
                                                          $ 40,514,527       1,300,000      41,814,527
                                                          ============    ============    ============

            Liabilities and Stockholders' Equity
            ------------------------------------

Current liabilities:
    Current installments of long-term debt                $    537,667                         537,667
    Accounts payable                                         1,624,566                       1,624,566
        Accrued expenses                                     4,710,776                       4,710,776
                                                          ------------    ------------    ------------
                Total current liabilities                    6,873,009              --       6,873,009
Long-term debt, excluding current installments               6,932,974       1,300,000       8,232,974
Deferred income taxes                                          551,285                         551,285
                                                          ------------    ------------    ------------
                Total liabilities                           14,357,268       1,300,000      15,657,268
                                                          ------------    ------------    ------------
Stockholders' equity:
    Common stock of $.05 par value. Authorized
       8,000,000 shares; issued 3,167,092 shares               158,355                         158,355
    Additional paid-in capital                               4,274,057                       4,274,057
    Retained earnings                                       24,140,609                      24,140,609
    Equity adjustment from foreign currency translation     (1,173,275)                     (1,173,275)
                                                          ------------    ------------    ------------
                                                            27,399,746              --      27,399,746

     Less cost of common stock in treasury: 290,219
        shares                                              (1,242,487)                     (1,242,487)
                                                          ------------    ------------    ------------
Total stockholders' equity                                  26,157,259              --      26,157,259
                                                          ------------    ------------    ------------
                                                          $ 40,514,527       1,300,000      41,814,527
                                                          ============    ============    ============


See notes to unaudited pro forma financial statements.

                        C.H. HEIST CORP. AND SUBSIDIARIES

            Pro Forma Condensed Consolidated Statement of Operations
                For the Thirteen Week Period Ended March 30, 1997
                                   (Unaudited)

                                               C.H. Heist
                                                  Corp.                                    Pro Forma
                                                  and                   Solution          Adjustments
                                              Subsidiaries            Source, Inc.          (note 3)                  Pro Forma
                                              ------------            ------------        -----------                -----------
Net Sales                                     $ 24,960,983              $985,972                                      25,946,955
Cost of sales                                   22,261,371               735,045                                      22,996,416
                                              ------------              --------             -------                 -----------
        Gross profit                             2,699,612               250,927                                       2,950,539
Selling, general and administrative              3,464,401               169,573              46,487 (a)               3,680,461
                                              ------------              --------             -------                 -----------
        Operating income (loss)                   (764,789)               81,354             (46,487)                   (729,922)
                                              ------------              --------             -------                 -----------

Other income (expense):
    Interest income                                 11,274                                                                11,274
    Interest expense                              (122,449)                                  (21,125)(b)                (143,574)
    Gain on disposal of property, plant
        and equipment, net                           3,137                                                                 3,137
    Amortization of other assets                   (35,945)                                  (25,000)(c)                 (60,945)
    Miscellaneous                                 (303,769)                                                             (303,769)
                                              ------------              --------             -------                 -----------
        Total other income (expense) net          (447,752)                   --             (46,125)                   (493,877)
                                              ------------              --------             -------                 -----------


        Earnings (loss) before income taxes     (1,212,541)               81,354             (92,612)                 (1,223,799)

Income tax benefit                                (369,088)                   --              (3,861)(d)                (372,949)
                                              ------------              --------             -------                 -----------

        Net earnings (loss)                   $   (843,453)               81,354             (88,751)                   (850,850)
                                              ============              ========             =======                 ===========
Net loss per share                            $       (.29)                                                                 (.30)
                                              ============                                                           ===========

Weighted average number of common shares
  outstanding                                    2,875,519                                                             2,875,519
                                              ============                                                           ===========




See notes to unaudited pro forma financial statements

                        C.H. HEIST CORP. AND SUBSIDIARIES

            Pro Forma Condensed Consolidated Statement of Earnings
                      For the Year Ended December 29, 1996
                                   (Unaudited)

                                               C.H. Heist
                                                  Corp.                           Pro Forma
                                                   and          Solution         Adjustments
                                              Subsidiaries     Source, Inc.        (note 3)         Pro Forma
                                              -------------    ------------      -----------       -----------
Net Sales                                     $ 106,515,038     3,259,191                          109,774,229
Cost of sales                                    90,498,402     2,265,763                           92,764,165
                                              -------------     ---------          --------        -----------
        Gross profit                             16,016,636       993,428                           17,010,064
Selling, general and administrative              13,783,389       515,095           167,841 (a)     14,466,325
                                              -------------     ---------          --------        -----------
        Operating income (loss)                   2,233,247       478,333          (167,841)         2,543,739
                                              -------------     ---------          --------        -----------

Other income (expense):
    Interest income                                  62,299                                             62,299
    Interest expense                               (643,175)                        (87,100)(b)      (730,275)
    Gain on disposal of property, plant
        and equipment, net                           10,988                                             10,988
    Amortization of other assets                   (116,919)                       (100,000)(c)       (216,919)
    Miscellaneous                                   (37,436)                                           (37,436)
                                              -------------     ---------          --------        -----------
        Total other income (expense) net           (724,243)           --          (187,100)          (911,343)
                                              -------------     ---------          --------        -----------


        Earnings (loss) before income taxes       1,509,004       478,333          (354,941)         1,632,396



Income tax expense                                  818,908            --            49,171 (d)        868,079
                                              -------------     ---------          --------        -----------

        Net earnings (loss)                   $     690,096       478,333          (404,112)           764,317
                                              =============     =========          ========        ===========

Net earnings per share                        $         .24                                                .27
                                              =============                                        ===========


Weighted average number of common shares
  outstanding                                     2,873,337                                          2,873,337
                                              =============                                        ===========




See notes to unaudited pro forma financial statements

                       C. H. HEIST CORP. AND SUBSIDIARIES

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements


Note 1 - Basis of Presentation

         The unaudited pro forma condensed consolidated balance sheet reflects the historical financial position of C. H. Heist Corp. (the "Company") as of March 30, 1997, and on a pro forma basis assuming the acquisition of certain assets of Solution Source, Inc. had been consummated on that date.

         The unaudited pro forma condensed consolidated statements of operations reflect the historical results of operations of the Company for the thirteen week period ended March 30, 1997 and for the year ended December 29, 1996, and on a pro forma basis assuming the acquisition of certain assets of Solution Source, Inc. had been consummated as of January 1, 1996.

         Management believes that the assumptions used in preparing these unaudited pro forma condensed consolidated statements provide a reasonable basis of presenting all of the significant effects of the acquisition of certain assets of Solution Source, Inc. The pro forma condensed consolidated financial statements do not purport to be indicative of the actual results that would have occured had the acquisition been consummated on January 1, 1996 or of the future results of operations which will be obtained as a result of the acquisition.

Note 2 - Adjustments to the Pro Forma Condensed Consolidated Balance Sheet.

         To reflect the allocation of the purchase price of the acquired assets of Solution Source, Inc., the additional long-term debt necessary for the consummation of the acquisition and payment of acquisition related costs from available operating funds. The excess of the purchase price over the estimated fair value of tangible and intangible assets (approximately $1,012,500) has been allocated to goodwill.

Note 3 - Adjustments to the Pro Forma Condensed Consolidated Statement of Operations and Earnings.

         (a) To reflect an increase in selling, general and administrative expenses for additional compensation and benefits expected to be paid to the officers of Solution Source, Inc. who were primarily compensated through dividends from Solution Source, Inc.

         (b) To reflect increased interest expense the Company would have incurred because of additional long term debt necessary to consummate the acquisition at the Company's average borrowing rate for each period (6.5% for 1997 and 6.7% for 1996).

         (c) To reflect amortization expense of the purchase price allocated to intangible assets and acquisition related costs for each period over estimated useful lives of 5 to 7 years for customer and employee lists, non-compete agreements and acquisition related costs and 30 years for goodwill.

         (d) To reflect estimated income tax expense arising from the net effect of Solution Source, Inc.'s historical results of operations and the associated pro forma adjustments for each period. Prior to its acquisition by the Company, Solution Source, Inc. had elected S Corporation status and made no provision for income taxes.